Exhibit 99.1

NEWS RELEASE

Contact:

Drew Prairie

AMD Public Relations

512-602-4425

drew.prairie@amd.com

Contact:

Ruth Cotter

AMD Investor Relations

408-749-3887

ruth.cotter@amd.com

AMD Names Devinder Kumar Chief Financial Officer

SUNNYVALE, Calif. — Jan. 2, 2013 — AMD (NYSE: AMD) today announced that after a thorough internal and external search the company has appointed Devinder Kumar as senior vice president and chief financial officer, effective Jan. 2, 2013. Kumar, 57, will report to Rory Read, AMD president and chief executive officer, and will have responsibility for leading the company’s global finance organization. Kumar has been interim CFO since September 2012. He served as corporate controller of the company since 2001 and as senior vice president since 2006.

“Devinder has been with AMD for more than 28 years and is a talented finance veteran with deep industry knowledge,” said Read. “As we accelerate our strategic growth initiatives, Devinder will play an integral role driving the new business model in the near term and strengthening AMD’s long-term financial foundation.”

Kumar received a bachelor’s degree from the University of Malaya, Malaysia, a master’s degree from University of California, Santa Barbara and a master’s degree in business administration from University of California, Los Angeles.

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